Exhibit 4.8 (b)

THIS SECOND AMENDMENT TO THE AMENDED RESTATED SECURED CONVERTIBLE DEBENTURE made as of the 18th day of January, 2015
BETWEEN:
NUTRITIONAL HIGH INTERNATIONAL INC.

(hereinafter referred to as the "Issuer")
-and-
ADAM SZWERAS, STATIS RIZAS AND DAVID POSNER
(hereinafter referred to as the "Holders")
WHEREAS the Issuer issued to the Holders a subordinated  secured convertible debenture, dated November 17, 2014 and an amended and restated convertible debenture, dated November 18, 2014 (collectively the "Subordinated Debenture") in the principal amount of $150,000, maturing on November 17, 2016 (the "Maturity Date") and carrying an interest rate of 12% per annum, attached hereto as Schedule "A";
AND WHEREAS the Subordinated Debenture is convertible into common shares of the Issuers (the "Common Shares") at the option of the Holders at any time prior to the Maturity Date at a price equal to a 20% premium to the offering price (the "Conversion Price") of the units of the Issuer (the "Units") offered under the initial public offering of the Issuer (the "Offering"). If the Company fails to complete the Offering on or before January 31, 2015 (the "Offering Deadline"), the Conversion Price shall be reduced to $0.05 per Common Share. If the Company completes the Offering on or before January 31, 2015, but less than $1,000,000 is raised, the Conversion Price shall be equal to the price at which the Company completes the Offering;
AND WHEREAS the parties wish to amend the Subordinated Debenture as provided for in this amendment to the Subordinated Debenture (the "Agreement");
NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Except as hereby amended, all terms and conditions of the Subordinated Debenture remain the same, in full force and effect.
2.	All capitalized terms used herein have the meaning ascribed thereto in the Subordinated Debenture, unless otherwise indicated.
3.	The Offering Deadline is hereby extended from January 31, 2015 to March 16, 2015.
4.	This Agreement may be executed in any number of counterparts, by original facsimile signature or email, all of which will be deemed to constitute one and the same original instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
5.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts thereof.
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Yours truly,

NUTRITIONAL HIGH INTERNATIONAL INC.

Per: ____/"Signed"/ David Posner________________
      Name: David Posner
      Title:   Chief Executive Officer
      I have the authority to bind the corporation

This second Amendment is hereby accepted as of this __18th___ day of January, 2015.

/"Signed"/ Anne-Marie Murray	/"Signed"/ Adam Szweras
Witness	ADAM SZWERAS

/"Signed"/ Statis Rizas
Witness	STATIS RIZAS

/"Signed"/ Anne-Marie Murray	/"Signed"/ David Posner
Witness	DAVID POSNER

SCHEDULE "A"

SUBORDINATED DEBENTURE